Exhibit 99.1

Unilife Corporation Announces Financial Results

For Fiscal Year 2015 Second Quarter

Announces 20 Active Customer Programs, Up 33% from the Prior Quarter

York, PA (February 9, 2015) Unilife Corporation (“Unilife” or “Company”) (NASDAQ:UNIS; ASX: UNS), a developer and supplier of injectable drug delivery systems, today announced its financial results for the quarter ended December 31, 2014 (“the second quarter of Fiscal Year 2015”, “2Q FY15” or “Current Quarter”).

Recent Financial Highlights

•	$7.3 million in cash receipts from customers in 2Q FY15

•	Quarterly revenue of $5.4 million, up 50% compared to prior year quarter

•	Deferred revenue of $17.1 million as of the end of 2Q FY15

•	Completed a U.S. public offering of common stock, bringing net proceeds to Unilife of $44.7 million in February 2015

Mr. Alan Shortall, Chairman and CEO of Unilife, commented: “We begin the second half of fiscal 2015 with strong momentum. Our large market opportunity is proven and expanding. Our ability to win uniquely in this market is now demonstrated and gaining strength. Our attractive business model is supported by our improving revenue performance. Our execution in customer programs and R&D investment has also been strong and remains firmly on track.

“As of December 31, 2014, we had 20 active customer programs, an increase of 33% over the previous quarter and more than double this time last year. We expect that many of these programs are a prelude to future commercial sales and a leading indicator of some of the additional long-term supply agreements we anticipate signing.

“As an indication of our continued execution, commercial shipments of products from our Unifill platform commenced and are expected to accelerate through fiscal 2015 and 2016. A second manufacturing line for our Unifill platform is now operational, with a third line nearing completion. During the first half of fiscal 2016, we expect to have surpassed sales of one million units from the Unifill platform. Several wearable injector programs are also underway, with several others expected to commence with new and existing customers over the next few quarters. To support customer programs for wearable injectors, we have shipped over 80,000 devices or drug containers during the first half of fiscal 2015. We further expect to begin shipping clinical devices to customers for use in human drug trials during the first two quarters of fiscal 2016.

“As the number of active customer programs continues to increase and commercial device sales accelerate, we expect to continue the trend of reducing our net cash used in operating activities. An additional approximately $45 million from a completed U.S. offering of common stock has been added to the approximately $11 million in cash and cash equivalents on our balance sheet as of December 31, 2014. We further expect to generate $20 million in cash receipts from customers during the second half of fiscal 2015. We have sufficient cash on hand and to be generated from customer programs and commercial sales to support our operating activities through to at least the end of fiscal 2016. Additional agreements may further extend this cash runway,” Mr. Shortall said.

Business Highlights

•	In October 2014, Unilife announced a worldwide Master Services and Commercial Supply Agreement with Sanofi to be the sole provider of cartridge-based wearable injectors for all of Sanofi’s applicable large-dose volume drugs, excluding insulins, for a minimum of 15 years. Additionally, the agreement will allow Sanofi to make Unilife’s wearable injectors available to its partners for use with applicable molecules under joint collaborations.

•	In November 2014, Unilife signed a Global Strategic Alliance Agreement with Flextronics, a leader in end-to-end supply chain solutions, as its global strategic partner to further expand the production capacity and scale-up capability of Unilife’s product portfolio.

•	In December 2014, Unilife signed a worldwide 10 year Commercial Supply Agreement with a global pharmaceutical customer for the use of the Depot-ject™ delivery system with an ocular injection therapy approved in the U.S. and Europe for the treatment of a high-prevalence disease of the retina.

•	In January 2015, Unilife announced that David Hastings will join the Company on February 23, 2015, as Chief Financial Officer. Mr. Hastings most recently served as Chief Financial Officer at Incyte Corporation from 2003 to 2014.

•	On January 20, 2015, Unilife filed a Form 8-K relating to a definitive global strategic agreement with a global biopharmaceutical company for the customization and supply of its injectable drug delivery systems for use with the customer’s drug portfolio. The customer will pay $5 million for the exclusive right to form and enter into a mutually agreeable development and supply agreement with Unilife to include exclusive access to the Unifill Finesse™ prefilled syringe and the LISA™ reusable auto-injector for target therapies within the customer’s drug portfolio for the treatment of autoimmune diseases, as well as associated exclusivity fees.

Financial Results for Three Months Ended December 31, 2014

Revenue for the Current Quarter was $5.4 million, compared to $3.6 million for the same period in the previous fiscal year.

Cash receipts from customers were $7.3 million in the Current Quarter.

The Company’s net loss for the Current Quarter was $19.4 million, or $0.18 per share, compared to a net loss of $16.3 million, or $0.17 per share, for the same period in the previous fiscal year. Adjusted net loss for the Current Quarter was $12.5 million, or $0.12 per share, compared to $8.3 million, or $0.08 per share, for the same period in the previous fiscal year. This increase in adjusted net loss is primarily attributable to increased investment in R&D. Adjusted net loss excludes non-cash share-based compensation expense, depreciation and amortization, interest expense and the change in fair value of financial instruments.

Since the start of Fiscal Year 2015, deferred revenue increased by $3.9 million to $17.1 million.

Unilife had $10.8 million in total cash and cash equivalents, including restricted cash, as of December 31, 2014. In February 2015, Unilife completed a public offering of common stock in the United States. Unilife issued a total of 12,650,000 shares in the offering at a public price of $3.75 per share. The net proceeds from the offering to Unilife were $44.7 million.

Conference Call Information

Management has scheduled a conference call for 4:30 p.m. U.S. EST on Monday, February 9, 2015 (Tuesday, February 10, 2015, at 8:30 a.m. AEDT), to review the Company’s financial results, customer partnerships and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen-only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s broad portfolio of proprietary technologies includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and novel systems. Each of these innovative and highly differentiated platforms can be customized to address specific customer, drug and patient requirements. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information, please visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

Non-GAAP Financial Measures

U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization and interest expense.

Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.

UNIS-G

Investor Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)

Todd Fromer / Garth Russell	Lynn Pieper	Jeff Carter

KCSA Strategic Communications	Westwicke Partners	Unilife Corporation

P: + 1 212-682-6300	P: + 1 415-202-5678	P: + 61 2 8346 6500

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	December 31, 2014	June 30, 2014
	(in thousands, except share data)
Assets
Current Assets:
Cash and cash equivalents	$8,448	$8,368
Restricted cash	2,400	2,400
Accounts receivable	4,194	1,860
Inventories	165	142
Prepaid expenses and other current assets	969	1,108

Total current assets	16,176	13,878
Property, plant and equipment, net	58,594	54,588
Goodwill	10,294	11,830
Other assets	1,362	1,472

Total assets	$86,426	$81,768

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$5,847	$3,583
Accrued expenses	4,134	3,339
Current portion of long-term debt	974	613
Deferred revenue	2,824	717

Total current liabilities	13,779	8,252
Long-term debt, less current portion	78,278	54,835
Deferred revenue	14,300	12,550

Total liabilities	106,357	75,637

Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of December 31, 2014; none issued or outstanding as of December 31, 2014 and June 30, 2014	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of December 31, 2014; 116,252,549 and 103,617,278 shares issued, and 116,223,879 and 103,588,608 shares outstanding as of December 31, 2014 and June 30, 2014, respectively	1,163	1,036
Additional paid-in-capital	313,171	296,169
Accumulated deficit	(335,380)	(293,731)
Accumulated other comprehensive income	1,255	2,797
Treasury stock, at cost, 28,670 shares as of December 31, 2014 and June 30, 2014	(140)	(140)

Total stockholders’ (deficit) equity	(19,931)	6,131

Total liabilities and stockholders’ equity	$86,426	$81,768

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenue	$5,403	$3,573	$6,783	$6,760

Research and development	11,309	7,807	22,285	14,206
Selling, general and administrative	9,508	6,703	17,708	13,223
Depreciation and amortization	1,253	1,000	2,353	2,042

Total operating expenses	22,070	15,510	42,346	29,471

Operating loss	(16,667)	(11,937)	(35,563)	(22,711)
Interest expense	1,805	4,351	2,914	4,831
Change in fair value of financial instruments	940	—	3,170	—
Other (income) expense	(25)	(5)	2	(15)

Net loss	$(19,387)	$(16,283)	$(41,649)	$(27,527)

Net loss per share:
Basic and diluted net loss per share	$(0.18)	$(0.17)	$(0.39)	$(0.29)

UNILIFE CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Measure

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
Net loss	$(19,387)	$(16,283)	$(41,649)	$(27,527)
Share-based compensation expense	2,840	2,635	4,728	5,271
Depreciation and amortization	1,253	1,000	2,353	2,042
Interest expense	1,805	4,351	2,914	4,831
Change in fair value of financial instruments	940	—	3,170	—

Adjusted net loss	$(12,549)	$(8,297)	$(28,484)	$(15,383)

Adjusted net loss per share - diluted	$(0.12)	$(0.08)	$(0.27)	$(0.16)